Exhibit 99.1

February 2011

To our shareholders:

We would like to begin 2011 with a corporate update.  We hope the following information will give you an idea of the progress being made here at MedPro Safety Products, Inc. Most notably, we received the first royalty revenue from our Tube-Touch® blood collection device.  The Tube-Touch® patented technology offers healthcare professionals the safety of a blood sample collection product with a truly passive needlestick prevention feature.  We have entered into an exclusive agreement with a premier international manufacturer and marketer of phlebotomy and pre-analytic products that plans to launch the Tube-Touch® into global markets later this month.  Under the exclusive agreement, our manufacturing partner has agreed to pay royalties on minimum product volumes for a six-year period.

In addition, our product development group provided the first production samples of our passive safety winged blood collection set for human use to our manufacturing and marketing partner.  We received 510(k) market clearance from the U.S. Food and Drug Administration for the device in November 2010.  Commonly referred to as a “butterfly” collection device, this is the first collection set with a passive safety feature that activates through normal occupational use, without an extra procedural step. The needle becomes fully encapsulated as it is removed from the patient, preventing any external exposure of the contaminated sharp, thus reducing the risk of a needlestick injury.  The first samples were produced for MedPro by Precision Medical Products (PMP).  Our manufacturing and marketing partner has committed to high volume production with a guarantee of royalties on minimum volumes payable to MedPro over a six-year period.

After we successfully strengthened our financial position last year and received $23 million in net proceeds from the sale of senior secured notes to institutional investors, we have been focused on executing our strategic plan to build growth and shareholder value.  Since the financing, we have expanded internal and external resources.  This will allow us to support the development of our proprietary product portfolio, including a unique, fully passive prefilled safety system and fillable safety syringe.  We continue to work closely with our supplier partner Helvoet Pharma toward commencing development of components for our prefilled safety system and fillable safety syringes.  We plan to deliver initial evaluation units of its fully passive prefilled safety system later this month.

We believe that the products currently under development, when brought to market, will enable us to address new market opportunities beyond our current suite of phlebotomy products.  In addition to products currently under development, we are evaluating a fully passive safety intravenous catheter and a fully passive insulin injector safety needle system. We also believe that the insulin injector safety needle system can address a significant need in the diabetic care market, particularly in hospitals where pens have traditionally not been allowed due to safety concerns for hospital staff.

In addition, MedPro will be moving its corporate headquarters to new, more efficient facilities in mid-March.  The facility is being designed to foster product incubation development in a collaborative environment.  As our operational momentum builds, we will be initiating an effort to educate the investment community about MedPro through a series of meetings beginning later this month. Our presentation used at those meetings will be filed with the Securities and Exchange Commission.

We are very optimistic about the opportunities that lie ahead for the company and are focused on maximizing their potential for our shareholders.  We have a number of challenges ahead, but I believe we are positioned for growth and future success, resulting in improved shareholder liquidity.  We truly appreciate your continued support and faith in us as we pursue our passion – protecting the healthcare professional.  Please be sure to visit our website (www.medprosafety.com) to sign up for our email distribution list.  We look forward to keeping in touch and sharing our success.

Best Regards,

Craig Turner
Chairman and CEO
MedPro Safety Products, Inc.